Exhibit 10(a)

DISCOVER FINANCIAL SERVICES

AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN

SHARE AWARD AGREEMENT

Discover Financial Services, a Delaware corporation (“Discover”), has awarded you shares of Discover Common Stock (“Shares”) in payment of a portion of your 2010 Annual Base Salary (defined below). Your “2010 Annual Base Salary” is an amount equal to $[            ], and shall be payable in cash and Shares, effective December 1, 2009. A portion of your 2010 Annual Base Salary equal to $[            ] shall be paid to you in Shares (the “Share Salary”), pursuant to the terms of this agreement (this “Award Agreement”) and Discover’s Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”). Capitalized terms not defined in this Award Agreement are used as defined in the Plan.

1.	Award.

Subject to your continued employment with the Company, your Share Salary shall be paid to you in installments, net of applicable tax withholdings and deductions (each a “Net Pay Period Award”), on each of the Company’s regular pay dates (each a “Grant Date”), beginning on the Grant Date for the pay period ending on January 10, 2010 and continuing consistent with the Company’s established payroll procedures up to and including the Grant Date for the pay period ending on November 28, 2010.

2.	Number of Shares.

The number of Shares awarded hereunder on each Grant Date shall be determined by dividing the Net Pay Period Award by the reported closing price on the New York Stock Exchange (“NYSE”) for a share of Discover stock on the Grant Date (or, if not a NYSE trading day, on the trading day immediately preceding such Grant Date). If any fractional share results, the Share amount shall be rounded to the nearest whole share. The Shares shall be issued on each Grant Date or as soon as administratively practicable thereafter in accordance with established payroll procedures. Notwithstanding the foregoing, Discover may delay the issuance of Shares hereunder to ensure at the time of issuance there is a registration statement for the Shares in effect under the Securities Act of 1933. Shares will be granted only to the extent you have accrued base salary during the relevant regular pay period.

3.	Vesting.

Each Share awarded under this Award Agreement shall be fully vested as of the Grant Date.

4.	Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your Shares received under this Award Agreement, other than as set forth in Section 5 hereof or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. Consistent with the foregoing, during your lifetime, your rights and benefits under this Award Agreement may be exercised and received only by you.

5.	Transfer Restrictions.

As a condition to receiving Shares under this Award Agreement, your Shares will be subject to restrictions on transfer that lapse upon the later of (i) the date on which Discover repays its outstanding obligation under the Troubled Asset Relief Program established pursuant to the Emergency Economic Stabilization Act of 2008, as amended (the “TARP”), or (ii) the dates set forth in the following schedule: (x) June 30, 2011, with respect to Shares awarded on Grant Dates from January 15, 2010 to April 9, 2010; (y) June 30, 2012, with respect to Shares awarded on Grant Dates from April 23, 2010 to August 13, 2010; and (z) June 30, 2013, with respect to Shares awarded on Grant Dates from August 27, 2010 to December 3, 2010. Discover reserves the right to take any and all actions necessary to enforce the foregoing restrictions on transfer, including, but not limited to, requiring that any Shares awarded under this Award Agreement be held in a brokerage or other account designated by Discover, until such restrictions on transfer are no longer applicable. Notwithstanding the foregoing, such restrictions on transfer will lapse immediately on the date of your death or permanent and total disability, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or upon a Change in Control. A “Change in Control” means, except as provided otherwise below, any of the following events:

(a) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by the Company, (ii) any group of employees holding shares subject to agreements relating to the voting of such shares, (iii) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing thirty percent (30%) or more of either the total fair market value or total voting power of the stock of the Company;

(b) a change in the composition of the Board of Directors of Discover (the “Board”) such that individuals who, as of a particular Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to a particular Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c) the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (i) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (determined pursuant to Section 5(a) above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing thirty percent (30%) or more of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities;

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(e) any sale by Discover of all its interest in (i) any Subsidiary that is a corporation, or (ii) any other trade or business, the assets of which represent at least forty percent (40%) of the total gross market value of all the assets of Discover at the time of the transaction. For purposes of this Section 5(e), “Subsidiary” means (x) a corporation or other entity with respect to which Discover, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (y) any other corporation or other entity in which Discover, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

Notwithstanding the foregoing, with respect to a Change in Control of Discover, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the beneficial holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

6.	Rights as a Stockholder.

From and after each Grant Date, subject to the restrictions on transfer set forth in Sections 4 and 5 hereof, you shall have all of the rights of a stockholder of Discover with respect to the Shares awarded on such Grant Date, including the right to vote the Shares and receive cash dividends or other dividends (whether in Shares, other securities or other property) thereon.

7.	No Employment Agreement.

This Award Agreement is not an employment agreement, and nothing in this Award Agreement or the Plan shall alter your status as an “at-will” employee of the Company or confer on you the right to continued employment with the Company.

8.	Six-Month Delay for Specified Employees.

Notwithstanding the other provisions of this Award Agreement, to the extent necessary to comply with Section 409A of the Code (“Section 409A”), if Discover reasonably considers you to be one of its “specified employees” as defined in Section 409A at the time of your termination of employment, your Shares under this Award Agreement, if subject to payment upon such termination, will not be paid until the date that is six months after the termination of your employment.

9.	Section 409A.

This Award Agreement and the Shares awarded hereunder are intended to comply with the requirements of Section 409A and applicable Treasury Regulations or other binding guidance thereunder. Accordingly, all provisions included in this Award Agreement, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict.

10.	Amendment and Modification; Other Restrictions.

The Committee reserves the right to modify or amend unilaterally the terms and conditions of this Award Agreement, without your consent, or to waive any terms and conditions that operate in favor of Discover. The terms and conditions of this Award Agreement are intended to comply with applicable law and shall be subject to and limited by any requirements or limitations that may apply under any applicable law, including, without limitation, any laws, rules or requirements, as they may be promulgated and/or amended from time to time, that are applicable to Discover pursuant to its participation in the TARP (the “TARP Rules”). In the event that all or any part of this Award Agreement is found to be in conflict with the TARP Rules, then in such event this Award Agreement shall be automatically modified to reflect the requirements of the TARP Rules and administered accordingly. As a condition of your receipt of Shares under this Award Agreement, you acknowledge and agree that (i) this Award Agreement remains subject to the TARP Rules, (ii) it is subject to modification in order to comply with the TARP Rules, and (iii) you agree to immediately repay all amounts that may have been paid to you under this Award Agreement that are later determined to be in conflict with the requirements of the TARP Rules.

11.	Successors.

This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of Discover and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Agreement or the Plan.

12.	Governing Law.

This Award Agreement and the related legal relations between you and Discover will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

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Discover has awarded you Shares under this Award Agreement in accordance with the foregoing terms and conditions and in accordance with the provisions of the Plan. By signing below, you hereby agree to the foregoing terms and conditions of this Award Agreement.

DISCOVER FINANCIAL SERVICES
By:

Marcelo Modica
Senior Vice President, Human Resources

Acknowledged and Agreed:

Name:

Signature:

Date: